Exhibit 10.53

OPTION CANCELLATION AGREEMENT

THIS AGREEMENT made the 4th day of April, 2005

BETWEEN:

BULLDOG TECHNOLOGIES INC.,

301 - 11120 Horseshoe Way, Richmond, British Columbia, Canada V7A 5H7

(the "Company")

AND:

JOSE RUEDA,

Blvd. Acapulco #221, Col. Los Brisas, 64780 Monterey, Neuvo Leon, Mexico

("Rueda")

WHEREAS:

A.	In November of 2004, Rueda entered into an Employment Agreement with the Company;

B.                     In connection with Rueda's employment with the Company, the Company granted to Rueda options (the "Options") to purchase up to 150,000 common shares in the capital stock of the Company at an exercise price of $1.60 per share on the terms and conditions set out in a Stock Option and Subscription Agreement entered into by the Company and Rueda;

C.                     As of the date of this Agreement, Rueda has resigned from his employment with the Company and has not exercised any of the Options; and

D.                     Both the Company and Rueda deem it to be in their respective best interests to immediately cancel the Options.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the parties hereto), the parties hereby agree to and with each other as follows:

1.	cancellation of options
	1.1	The Options shall be cancelled effective on the date of this Agreement.
2.	release

.1

Rueda, together with his heirs, executors, administrators, and assigns, do hereby remise, release and forever discharge the Company, its respective directors, officers, shareholders, employees and agents, and their respective successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which Rueda ever had, now or may have howsoever arising out of the original grant and this cancellation of the Options.

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3.	Counterparts
	3.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.
4.	Electronic Means
4.1

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

5.	Further Assurances
5.1

As and so often as may be required, the parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

6.	Proper Law
	6.1	This Agreement will be governed by and construed in accordance with the law of British Columbia.
7.	Independent Legal Advice
7.1

Rueda hereby acknowledges that this Agreement was prepared by Clark Wilson LLP for the Company and that Clark Wilson LLP does not represent Rueda. By signing this Agreement, Rueda confirms that he fully understands this Agreement and (a) has obtained independent legal advice or (b) waives his right to obtain independent legal advice.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement.

SIGNED, SEALED and DELIVERED by JOSE RUEDA in the presence of: Signature Print Name Address	) ) ) ) ) ) ) ) ) )	/s/ Jose Rueda JOSE RUEDA

BULLDOG TECHNOLOGIES INC.

Per:	/s/ John Cockburn
Authorized Signatory

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